SULLIVAN & CROMWELL LLP	Exhibit 8.1

125 Broad Street NEW YORK, NY 10004-2498 Telephone: 1-212-558-4000 Facsimile: 1-212-558-3588 www.sullcrom.com
May 22, 2007
Statoil ASA,
     Forusbeen 50, N-4035,
          Stavanger, Norway.
Ladies and Gentlemen:
     We have acted as counsel to Statoil ASA (the “Company”) in connection with the proposed merger of certain assets and operations of Norsk Hydro ASA into the Company, pursuant to the merger plan set forth on the Company’s Registration Statement on Form F-4 filed on this date.
     We have, with your consent, made the assumptions and relied upon the facts and representations set forth in the Registration Statement under the heading “Material Tax Consequences.”
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm that the description of the U.S. federal income tax consequences of the merger set forth in the Registration Statement under the heading “Material Tax Consequences,” subject to the limitations and qualifications set forth therein, represents our opinion as to all of the material the U.S. federal income tax consequences of the merger
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
     Very truly yours,
     /s/ Sullivan & Cromwell, LLP